EXHIBIT 10.3

Taylor Morrison, Inc.

Sheryl Palmer
EMAIL DELIVERY

April 8, 2020

Dear Sheryl,

This letter (this “Agreement”) reflects the agreement between you and Taylor Morrison, Inc. (the “Company”) regarding your offer to temporarily reduce your gross annual base salary from $1,000,000 per annum to $750,000 per annum in recognition of the unusual circumstances expected to continue to impact the Company’s operations as a result of the COVID-19 pandemic. You acknowledge and agree that the reduction will apply beginning April 8, 2020 (and will be reflected in your April 10, 2020 paycheck), and the suspension of the payment of the amounts so reduced will continue through the duration of substantial social distancing/economic shut down restrictions, as such date is determined by the Company (the “Salary Suspension End Date”); provided, that if such restrictions continue beyond June 30, 2020, the Compensation Committee of Taylor Morrison Home Corporation will revisit compensation determinations with respect to your base salary.

The Company agrees to reinstate your current gross annual base salary in effect on the date immediately preceding April 8, 2020, effective as of the Salary Suspension End Date. In addition, the Company will compensate you in an amount equal to the compensation you gave up as a result of the temporary reduction in your annual gross salary from April 8, 2020, through the Salary Suspension End Date; provided that such payment will be made on or before December 31, 2020.

You hereby acknowledge and agree that this reduction in your gross annual base salary will not constitute Good Reason for purposes of your Amended and Restated Employment Agreement with the Company, dated as of June 15, 2018 (the “Employment Agreement”). The reduction in your annual base salary will be disregarded for purposes of any severance benefits that may become payable to you under the Employment Agreement. You represent that your decision to enter into this Agreement is completely voluntary. Except as modified by this Agreement, the Employment Agreement will remain in full force and effect.

Thank you for your service to Taylor Morrison Home Corporation and the Company in these challenging times. Please indicate your acceptance of the terms of this letter by signing below and returning a copy to me.

Very truly yours,

Taylor Morrison, Inc.

By: /s/ Darrell C. Sherman
Darrell Sherman
Executive Vice President, Chief Legal Officer

Acknowledged and Agreed to:

By: /s/ Sheryl D. Palmer
Sheryl Palmer

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